To Whom It May Concern:

We have issued our reports dated December 4, 2005, accompanying the audited financial statements of Medsonix, Inc. on Form SB-2 for nine months ended September 30, 2005  and the years ended December 31, 2004 and 2003 and the cumulative period from November 1, 2001 (inception) to September 30, 2005. We hereby consent to the reference to being named in the section “Interest of Named Experts and Counsel” and inclusion of the audit report dated December 4, 2005 in the Registration Statement of Medsonix, Inc. on Form SB-2 to be filed with the US Securities and Exchange Commission.

Signed,

 /s/ De Joya Griffith & Company, LLC

________________________

De Joya Griffith & Company, LLC

February 13, 2006